Grandparents.com LLC

Financial Statements

December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members
Grandparents.com LLC

New York, NY

We have audited the accompanying balance sheets of Grandparents.com LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, members' equity and cash flows for the year ended December 31, 2011, for the period January 1, 2010 to May 5, 2010, and for the period May 6, 2010 to December 31, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grandparents.com LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011, for the period January 1, 2010 to May 5, 2010, and for the period May 6, 2010 to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The Company has significant related party transactions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has sustained a net loss, has negative cash flows from operations, and has a working capital deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

March 30, 2012

GRANDPARENTS.COM LLC
BALANCE SHEETS

	December 31,	December 31,
ASSETS	2011	2010

Current assets:
Cash	$347,284	$36,991
Restricted cash	40,000	40,000
Accounts receivable	84,922	307,461
Prepaid expenses	254,826	-
Total current assets	727,032	384,452

Property and equipment, net	35,170	44,882

Other assets:
Security deposits	3,701	3,701
Intangibles, net	5,110,993	5,944,326
Total other assets	5,114,694	5,948,027

Total assets	$5,876,896	$6,377,361

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$596,584	$626,833
Accrued expenses	185,191	101,664
Accrued management fees	512,500	-
Notes payable, current maturities	900,882	-
Warrant derivative liability	211,645	-
Cumulative preferred return	120,488	26,080
Total current liabilities	2,527,290	754,577

Notes payable, net of current maturities	300,000	-
Total long-term liabilities	300,000	-

Total liabilities	2,827,290	754,577

Stockholders' equity:
Class A preferred Units, $1 par value	918,000	918,000
Class A units	2,050,294	4,695,235
Additional paid in capital	81,312	9,549
Total stockholders' equity	3,049,606	5,622,784

Total liabilities and stockholders' equity	$5,876,896	$6,377,361

See accompanying notes to these financial statements.

GRANDPARENTS.COM LLC
STATEMENTS OF OPERATIONS
Years Ended December 31,

	Successor	Successor	Predecessor
	2011	2010	2010
	January 1 to December 31	May 6 to December 31	January 1 to May 5
Revenues:
Advertising revenue	$478,133	$646,512	$111,543
Total revenue	478,133	646,512	111,543

Operating Expenses:
Selling and marketing	104,323	246,838	444,300
Salaries	897,886	657,975	818,372
Rent	157,761	84,090	69,601
Consulting	6,270	6,005	10,000
Equity-based compensation	165,789	9,549	-
Transaction costs	-	4,250,000	-
Management fees	600,000	125,000	-
Other general and administrative	488,413	477,249	126,346
Depreciation and amortization	842,187	560,101	67,988
Total operating expenses	3,262,629	6,416,807	1,536,607

Other income (expenses):
Interest income (expense), net	(34,670)	18	-
Gain on purchase of business	-	3,565,408	-
Other income (loss), net	18,633	51,184	108,000
Total other income (expenses)	(16,037)	3,616,610	108,000

Loss from operations	(2,800,533)	(2,153,685)	(1,317,064)

Preferred return expense	(94,408)	(26,080)	(137,572)

Net loss	$(2,894,941)	$(2,179,765)	$(1,454,636)

 See accompanying notes to these financial statements.

GRANDPARENTS.COM LLC
STATEMENTS OF CASH FLOWS
Years Ended December 31,

	Successor	Successor	Predecessor
	2011	2010	2010
	January 1 to December 31	May 6 to December 31	January 1 to May 5
Cash flows from Operating activities:
Net loss	$(2,894,941)	$(2,179,765)	$(1,454,636)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	842,187	560,101	67,988
Loss on sale of equipment	-	1,100	-
Equity-based compensation	71,763	9,549	-
Preferred return expense	94,408	26,080	137,572
Transaction costs	-	4,250,000	-
Gain on purchase of business	-	(3,565,408)	-
Amortization of discount on zero coupon note payable	15,882	-	-
Change in fair value of warrant derivative liability	211,645	-	-
(Increase) decrease in:
Accounts receivable, net	222,539	(106,749)	158,579
Prepaid expenses	(254,826)	113,514	(118,180)
Security deposits	-	(2,400)	-
Increase (decrease) in:
Accounts payable	(30,249)	(492,697)	205,491
Accrued management fees	512,500	-	-
Accrued expenses	83,527	41,877	(19,901)
Net cash used in Operating activities	(1,125,565)	(1,344,798)	(1,023,087)

Cash Flows from Investing activities
(Increase) decrease in restricted cash	-	(40,000)	212,343
Business acquisition, net of cash acquired	-	(396,211)	137,844
Purchase of property and equipment	(5,142)	-	-
Net cash provided by (used in) Investing activities	(5,142)	(436,211)	350,187

Cash Flows from Financing Activities
Proceeds from issuance of Class A Preferred Units	-	918,000	-
Proceeds from issuance of Class A Units	250,000	750,000	-
Capital contributions	-	-	225,000
Proceeds from short-term advances	126,000	-	593,000
Proceeds from issuance of promissory notes	1,065,000	-	-
Net cash provided by Financing activities	1,441,000	1,668,000	818,000

Net increase in cash	310,293	(113,009)	145,100
Cash, beginning of period	36,991	150,000	4,900
Cash, end of period	$347,284	$36,991	$150,000

Supplemental cash flow information
Income taxes paid	$-	$-	$-
Cash paid for interest	$9,021	$-	$-
Equity issued for purchase of business	$-	$1,875,000	$-
Conversion of debt to equity	$-	$-	$7,724,135

  See accompanying notes to these financial statements.

GRANDPARENTS.COM LLC
CONDENSED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

Predecessor	Class A		Class B		Class C		Class D		Class E
	Units		Units		Units		Units		Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Total

Balance, December 31, 2009	4,803,722	$ (4,231,210)	186,600	$ -	-	$ -	-	$ -	-	$ -	$(4,231,210)

Conversion of debt to equity	-	-	-	-	415,500	750,000	3,867,019	6,974,135	-	-	7,724,135

Capital contributions	-	-	-	-	124,758	225,000	-	-	-	-	225,000

Preferred return	-	-	-	-	-	-	-	137,572	-	-	137,572

Net loss	-	(1,066,932)	-	-	-	(82,361)	-	(305,343)	-	-	(1,454,636)

Balance, May 5, 2010	4,803,722	$ (5,298,142)	186,600	$ -	540,258	$ 892,639	3,867,019	$ 6,806,364	-	$ -	$ 2,400,861

	Class A		Class A		Class B		Additional
	Preferred Units		Units		Units		Paid-In
	Units	Amount	Units	Amount	Units	Amount	Capital	Total
Balance, May 6, 2010	-	$-	-	$-	-	$-	$-	$-
Contribution of assets in business combination	-	-	3,000,000	1,875,000	-	-	-	1,875,000
Contribution of services for equity	-	-	6,800,000	4,250,000	-	-	-	4,250,000
Issuance of Class A Units	-	-	1,000,000	750,000	-	-	-	750,000
Issuance of Class A Preferred Units	918,000	918,000	-	-	-	-	-	918,000
Equity based compensation	-	-	-	-	-	-	9,549	9,549
Issuance of equity pursuant to anti-dilution arrangements	-	-	490,323	-	-	-	-	-
Net loss	-	-	-	(2,179,765)	-	-	-	(2,179,765)
Balance, December 31, 2010	918,000	$918,000	11,290,323	$4,695,235	-	$-	$9,549	$5,622,784
Equity based compensation	-	-	-	-	-	-	71,763	71,763
Issuance of Class A Units	-	-	290,512	250,000	-	-	-	250,000
Net loss	-	-	-	(2,894,941)	-	-	-	(2,894,941)
Balance, December 31, 2011	918,000	$918,000	11,580,835	$2,050,294	-	$-	$81,312	$3,049,606

Grandparents.com LLC

Notes to the Financial Statements

Note 1 – Organization and Description of Business

Nature of the Business

Grandparents.com LLC ("GP", or the "Company") was formed as a Florida limited liability company on April 20, 2010, under the name of Grandparents Acquisition Company, LLC ("GAC"). GAC was formed for the purpose of acquiring the "grandparents.com" URL, trademarks and related business assets from GPOC Holdings, LLC ("GPOC"), which was owned by a predecessor private equity group. The Company changed its name to Grandparents.com LLC on May 12, 2010, and currently does business as "Grandparents.com", with its corporate headquarters located in New York. The Company's main objective is to build a broad membership of millions of grandparents founded on the fact that one in every four Americans is a grandparent.

Grandparents.com is a premier social media website for America's generation of grandparents. It is a family-oriented site with a mission to enhance the lives of grandparents and those around them by providing the tools to foster communication and better understanding among grandparents, parents and grandchildren, and to provide discounts on products and services grandparents like to purchase. The website offers enriching activities, discussion groups, forums, expert advice, financial and health topics, monthly newsletters, photo sharing, the Grandparents.com Bookstore, and a Benefits Club with marketing partners that offer discounts on entertainment, food and dining, wellness, travel, shopping, insurance and financial services.

Business Combinations

Pursuant to an Asset Purchase Agreement (‘‘Purchase Agreement’’) by GAC and GPOC, GAC purchased substantially all of the assets and assumed certain liabilities of GPOC in exchange for 3,000,000 Class A Units (representing 30% ownership in GAC). Pursuant to the terms of the Purchase Agreement, the GPOC ownership interest shall not be diluted below 30% for the future issuance of securities, until such time that an aggregate of $3 million of new capital is raised. In connection with the Purchase Agreement, the managing members of GAC received a 68% ownership interest in GAC in exchange for transaction costs. In addition, in connection with the Purchase Agreement, a member of GPOC contributed $250,000 cash in exchange for a 2% ownership interest in GAC, which was recorded as a purchase of Class A Units in the statement of changes in members' equity.

The assets acquired and liabilities assumed were recorded at fair value, resulting in a bargain purchase. The fair values of assets acquired and liabilities assumed for the acquisition is as follows:

Cash	$150,000
Accounts receivable	200,712
Other current assets	114,815
Property and equipment	50,409
URL	4,500,000
Trademarks	500,000
Web development costs	500,000
Other intangibles	1,000,000
Accounts payable	(1,119,530)
Accrued expenses	(59,787)

Total identifiable net assets	5,836,619
Less: purchase price	(2,271,211)

Gain on purchase of business	$3,565,408

Grandparents.com LLC

Notes to the Financial Statements

Subsequent to December 31, 2011, the net assets of the Company were transferred to NorWes Tech, Inc. for equity in a transaction to be accounted for as a reverse merger. See Note 12.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2011 and 2010, there were no cash equivalents.

Accounts Receivable

Accounts receivable are reported in the balance sheet net of an allowance for doubtful accounts. The Company estimates the allowance based on an analysis of specific clients, taking into consideration the age of past due accounts, the client’s payment history and an assessment of the client’s ability to pay. At December 31, 2011 and 2010, the Company determined that no allowance for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three (3) to seven (7) years. Incidental expenditures for maintenance and repairs are charged against operations. Renewals and betterment that materially extend the life of assets are capitalized. The Company reviews the valuation of fixed assets and the remaining economic lives annually and adjusts depreciation accordingly.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, which include property and equipment and identifiable intangible assets, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces as well as other factors.

If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. In testing for a potential impairment of goodwill, the Company will first compare the estimated fair value of each reporting unit with book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the respective reporting units of the Company is less than book value, then the Company is required to compare the carrying amount of the goodwill with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as its customer base, software and technology and trademarks. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

Grandparents.com LLC

Notes to the Financial Statements

Revenue Recognition

The Company recognizes revenue from arrangements with advertisers and third-party affiliates, generally on the basis of impressions, at an agreed upon cost per thousand impressions ("CPM"). This revenue is recognized on a net basis in the period in which the impressions occur.

Revenue is recognized in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The Company considers amounts to be earned when persuasive evidence of an arrangement exists, delivery of services has occurred, price is fixed or determinable, and collectability is reasonably assured.

Advertising

The Company’s policy is to report advertising costs as expensed in the periods in which the costs are incurred. The total amounts charged to advertising expenses were $104,323 for the year ended December 31, 2011, $444,300 for the period January 1, 2010 to May 5, 2010, and $246,838 for the period May 6, 2010 to December 31, 2010.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash, short-term accounts receivable, and payables. The Company believes that the carrying amounts approximate fair value due to their short-term nature and market interest rates.

Equity-Based Compensation

The Company accounts for equity-based awards to employees and others at fair value, measured at the grant date (based upon an estimate of the fair value of the compensation granted) and recorded to expense over the requisite service period, which generally is the vesting period. Fair value of equity-based compensation arrangements are estimated using the Black-Scholes option pricing model.

Income Taxes

The Company has elected to be treated as Limited Liability Company for Federal and State income tax purposes. Under this election, all taxable income, losses and credits pass through to its members and are reflected on their individual income tax returns. Consequently, no provision for income taxes has been provided by the Company.

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. As of December 31, 2011, the Company has no liabilities for uncertain tax positions. The Company's policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, and changes in tax law and new authoritative rulings. The Company is not subject to examinations by income tax authorities for periods prior to 2010.

Grandparents.com LLC

Notes to the Financial Statements

Recent Accounting Pronouncements

 In May 2011, the FASB issued amendments to existing standards for fair value measurement and disclosure, which are effective in the first quarter of 2012. The amendments clarify or change the application of existing fair value measurements, including: that the highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets; that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset; to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure; that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account; and that premiums and discounts related to size as a characteristic of the reporting entity’s holding are not permitted in a fair value measurement.  The impact of adopting these amendments is expected to be immaterial to the financial statements.

Note 3 – Going Concern

As shown in the accompanying financial statements, since formation GP has incurred a net loss of approximately $5.1 million and used approximately $2.6 million in cash for operating activities. In addition, as of December 31, 2011, the Company has a working capital deficit of approximately $1.8 million. Without additional capital from existing or outside investors or further financing, the Company's ability to continue to implement its business plan may be limited. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As further described in Note 12, the Company executed a letter of intent related to a merger transaction which was consummated on February 23, 2012. The merger resulted in the Company obtaining access to approximately $1.5 million in cash held by the acquiring company, as well as additional financing of approximately $2.4 million. Management believes that these transactions should have a positive effect on the Company's ability to implement its business plan and continue as a going concern.

Grandparents.com LLC

Notes to the Financial Statements

Note 4 – property and equipment

Property and equipment consisted of the following at December 31, 2011 and 2010.

	Estimated Useful
	Lives (in Years)	2011	2010

Furniture and fixtures	7	$14,033	$13,353
Computers and equipment	5-7	34,419	35,956
		48,452	49,309
Less: accumulated depreciation		(13,282)	(4,427)
Property and equipment, net		$35,170	$44,882

Depreciation expense totaled $8,855 for the year ended December 31, 2011, $10,000 for the period January 1, 2010 to May 5, 2010, and $4,427 for the period May 6, 2010 to December 31, 2010.

Note 5 – Intangible Assets

The recoverability of goodwill and indefinite lived intangibles is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount of goodwill and indefinite lived intangibles may not be recoverable. The identification and measurement of impairment involves the estimation of the fair value of the reporting unit and indefinite lived intangibles and contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. The estimate of fair value of the reporting unit is based on the best information available as of the date of the assessment and incorporates management’s assumptions about expected future cash flows and contemplates other valuation techniques. Future cash flows can be affected by changes in the industry, a continuing declining economic environment or market conditions.

Grandparents.com LLC

Notes to the Financial Statements

Intangible assets, net, consisted of the following at December 31, 2011 and 2010.

	Estimated Useful
	Lives (in Years)	2011	2010
URL and trademarks	15	$5,000,000	$5,000,000
Website development	5	500,000	500,000
Customer relationships	3	1,000,000	1,000,000
		6,500,000	6,500,000
Less: accumulated amortization		(1,389,007)	(555,674)
Intangible assets, net		$5,110,993	$5,944,326

Amortization expense related to finite lived intangible assets amounted to $833,333 for the year ended December 31, 2011, $57,988 for the period January 1, 2010 to May 5, 2010, and $555,674 for the period May 6, 2010 to December 31, 2010. The future amortization expense for each of the five succeeding years related to all finite lived intangible assets that are currently recorded in the balance sheets is estimated to be as follows at December 31, 2011:

For the Years Ended December 31,
2012	833,333
2013	510,416
2014	333,333
2015	333,333
2016	333,333
Thereafter	2,767,245
$5,110,993

Note 6 – Notes Payable

During 2011, three of GP's members advanced an aggregate of $126,000 to GP. The advances bear interest at 5% per annum, and are due and payable on December 31, 2012.

In March 2011, GP entered into a $300,000 note payable agreement with one of its members. The note bears interest at 5% per annum, with interest-only payments commencing on May 1, 2011 through the maturity date, April 1, 2013. The note is secured by substantially all of the Company's assets.

In July 2011, three of GP's members provided short-term loans to GP in the aggregate amount of $40,000. The loans bear interest at 5% per annum and mature on December 31, 2011. The loans are convertible into Class A Units at a conversion price of $1.60 per unit. The difference between the effective conversion price of the loans into Class A Units, and the fair value of the Class A Units on the date of issuance of the loans, did not result in the recognition of a beneficial conversion feature since the fair value of the Class A Units was significantly lower than the effective conversion price. These loans remain unpaid and outstanding at December 31, 2011.

In July 2011 GP issued a zero coupon note payable to a consultant. The note provided $225,000 to GP in exchange for repayment of $275,000 on August 30, 2012, the maturity date of the note. The discount from the maturity value of $275,000, initially $50,000, is being amortized to interest expense by the effective interest method over the life of the note, with an effective interest rate of 20.04%. The note is convertible into Class A Units at a conversion price of $1.60 per unit.

In December 2011, the Company closed on a $500,000 Bridge Loan with a NorWesTech, Inc., a public company, and executed a Letter of Intent with that company for a contribution of all the assets and liabilities of the Company into the public entity in a transaction to be accounted for as a reverse merger. The public entity's assets consist exclusively of $2.3 million in cash (unaudited). The Company simultaneously executed an engagement agreement with an investment bank to effect a private placement of $3 million, on a best efforts basis, in a secondary offering of the public company's common shares, to be closed at the same time as the reverse merger. The merger and private placement transactions were consummated on February 23, 2012. See Note 12.

Future maturities of obligations under loans and notes payable (including related party loans and notes payable, and short-term advances) are as follows at December 31, 2011:

For the Years Ended December 31,

2012	900,882
2013	300,000
$1,200,882

Note 7 – Members' Equity

GPOC Holdings, LLC (Predecessor)

In February 2010 GPOC amended and restated its operating agreement to authorize five classes of capital units: Class A Units, Class B Non-Voting Profits Interest Units, Class C 10% Preferred Units, Class D 10% Preferred Units, and Class E Non-Voting Profits Interest Units.

Holders of the Class C 10% Preferred Units are entitled to a 10% preferred return (compounded annually to the extent not paid) on two times (2x) the aggregate amount of the members' unreturned cash capital contributions, reduced by the aggregate amount of any prior distributions made by GPOC to such members.

Grandparents.com LLC

Notes to the Financial Statements

GPOC Holdings, LLC (Predecessor), continued

Holders of the Class D 10% Preferred Units are entitled to a 10% preferred return (compounded annually to the extent not paid) on one times (1X) the aggregate amount of the members' unreturned cash capital contributions, reduced by the aggregate amount of any prior distributions made by GPOC to such members.

Holders of the Class B and Class E Non-Voting Profits Interest Units are entitled to a percentage of GPOC net income, based on the members' respective percentage ownership on a fully-diluted basis.

In February 2010, in connection with an amended and restated operating agreement, $6,974,135 of advances from one of GPOC's members was converted to 3,867,019 Class D 10% Preferred Units. In May 2010, $750,000 of advances from three of GPOC's members was converted to 415,500 Class C 10% Preferred Units.

In March 2010, two of GPOC's members contributed cash of $225,000 in exchange for 124,758 Class C 10% Preferred Units.

Grandparents.com LLC (Successor)

At December 31, 2011 and 2010 GP had three classes of capital units authorized: Class A Units, Class A Preferred Units and Class B Units.

Holders of the Class A Preferred Units are entitled to a 10% cumulative return on the principal investment ("Minimum Annual Return") and unpaid Minimum Annual Returns, and a liquidation preference equivalent to the sum of their principal investment plus accrued but unpaid Minimum Annual returns. In addition, each Class A Preferred Unit may be converted into one Class A Unit, at any time between two and five years after the closing date of the holder's investment in Class A Preferred Units. The Class A Preferred Units do not have any voting rights under the GP operating agreement. The difference between the effective conversion price of the Series A Preferred Units into Class A Units, and the fair value of the Class A Units on the date of issuance of the Class A Preferred Units, did not result in the recognition of a beneficial conversion feature since the fair value of the Class A Units was lower than the effective conversion price.

During 2010, GP sold 918,000 Class A Preferred Units in exchange for $918,000 in cash.

In August 2010, GP sold 800,000 Class A Units to an investor, representing an 8% ownership interest in GP, for $500,000 cash. Pursuant to the terms of the subscription agreement, the investor's ownership interest shall not be diluted below 8% for the future issuance of securities, until such time that an aggregate of $5 million of new capital is raised. The issuance of the Class A Units under this agreement resulted in the issuance of an additional 490,323 Class A Units to maintain capital balances pursuant to anti-dilution clauses.

In October 2011 GP sold 290,512 Class A Units to an investor for $250,000 in cash.

Grandparents.com LLC

Notes to the Financial Statements

Note 8- Equity-Based Compensation

On October 1, 2010, GP established the 2010 Stock Option Plan (the "Plan”). The Plan provides for the issuance of options to purchase units, for the purposes of offering incentive options to employees and non-statutory options to employees and consultants. Options become exercisable over various vesting periods depending on the nature of the grant, not to exceed five (5) years from the date of grant. Certain option awards provide for accelerated vesting if there is a change in control (as defined).

GP granted options to purchase 252,500 Class A Units under the Plan to its officers and employees during 2010. The options had an exercise price of $0.625 per Class A Unit and a grant-date fair value of $0.45 per option. The options expire five years from the date of grant.

GP granted options to purchase 220,000 Class A Units under the Plan to its officers and employees during 2011. The options had an exercise price of $0.860 per Class A Unit and a grant-date fair value of $0.68 per option. The options expire five years from the date of grant.

The weighted average grant date fair value of options granted during 2011 were estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions noted in the following table. Expected volatility was estimated using the average volatility rates of several public companies we consider to be peers in our industry and a weighted component volatility of the company to be merged into GP, NorWesTech, Inc. The expected term of the options represents the period of time that options granted are expected to be outstanding and is derived from historical terms.

Risk-free interest rate	1.18%
Expected life (years)	5.0
Expected volatility	110%
Dividend yield	-

Grandparents.com LLC

Notes to the Financial Statements

A summary of outstanding options at December 31, 2011 is as follows:

Number of	Exercise	Grant	Expiration
Shares	Price	Dates	Dates

250,000	$ 0.625	October 1, 2010	September 30, 2015
2,500	$ 0.625	November 8, 2010	November 7, 2015
220,000	$ 0.860	October 1, 2011	September 30, 2016
472,500

A summary of option activity and changes under the Plan as of December 31, 2011 and 2010 during the periods is presented below:

			Weighted Average
	Number of	Weighted Average	Remaining Contractual	Aggregate
	Shares	Exercise Price	Term (Years)	Intrinsic Value
Outstanding at May 6, 2010	-	$-	-	$-
Granted	252,500	0.625	3.75	-
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2010	252,500	$0.625	3.75	$-

Exercisable at December 31, 2010	-	$-	-	$-

Granted	220,000	0.860	4.75	-
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2011	472,500	$0.736	$4.210	$-

Exercisable at December 31, 2011	105,208	$0.625	-	$-

The compensation expense recognized under the Plan for the year ended December 31, 2011 was $50,615 and $9,549 for the period May 6, 2010 to December 31, 2010.. As of December 31, 2011, there was $200,805 of total unrecognized compensation cost related to non-vested equity-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the remaining vesting period of 33 months.

Grandparents.com LLC

Notes to the Financial Statements

Note 9 – Related Party Transactions

During the period January 1, 2010 to May 5, 2010, GPOC paid fees totaling $66,664 to one of its members for consulting services provided to GPOC.

At January 1, 2010 GPOC had $7,224,135 in short-term advances payable to its members. During 2010 these advances, plus an additional $500,000 advanced to GPOC from its members during 2010, were converted to various classes of members' equity (see Note 6).

During 2010, GP paid a fee of $25,000 per month, beginning in August 2010, to one of its members for management services provided to GP. A total of $125,000 was paid to the member during the period May 6, 2010 to December 31, 2010. At December 31, 2010, there were no unpaid management fees owed to the member. During the year ended December 31, 2011, GP paid a fee of $50,000 per month to one of its members for management services provided to GP. A total of $600,000 was charged to expense for the year ended December 31, 2011, of which $87,500 was paid and $512,500 is recorded as accrued management fees in the balance sheets at December 31, 2011.

Note 10 – Commitments

GP leases an office facility in New York, NY under a three-year operating lease. The lease requires monthly payments of $13,333 and includes an annual escalation of 2.5%. The future minimum lease payments required under the office facility operating lease as of December 31, 2011, are as follows:

For the Years Ended December 31,

2012	165,027
2013	126,072
$291,099

GP has issued a letter of credit totaling $40,000, which is held as collateral for performance under the operating lease. Pursuant to the terms of the lease, the letter of credit was to be increased to $53,333 effective October 1, 2011. However, this increase was renegotiated with the lessor to maintain the letter of credit at $40,000 amount. The letter of credit is secured by deposits at a financial institution, and has been recorded as restricted cash in the balance sheets at December 31, 2011 and 2010.

Rent expense recognized under operating leases was $161,054 for the year ended December 31, 2011, $69,601 for the period January 1, 2010 to May 5, 2010, and $84,090 for the period May 6, 2010 to December 31, 2010.

Grandparents.com LLC

Notes to the Financial Statements

Note 11 – Concentrations

As of December 31, 2011, 4 customers represented approximately 54% of GP's accounts receivable and approximately 47% of GP's revenues earned during 2011. As of December 31, 2010, one customer represented approximately 38% of GP's accounts receivable and approximately 18% of GP's revenues earned during 2010.

Note 12 – Subsequent Events

On February 23, 2012 the Company entered into an Asset Contribution Agreement with NorWes Tech, Inc. Under the terms of the Contribution Agreement, the Company contributed substantially all of its assets, including the grandparents.com domain name, other related domain names, trademarks and related assets, in exchange for assumption of certain liabilities of the Company and issuance to the Company of one share of newly designated Series A Convertible Preferred Stock, par value $0.01 per share and a warrant to purchase shares of common stock, par value $0.01 per share, upon the occurrence of certain events.

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